Exhibit 99.1
Dynamex — First Quarter Fiscal Year 2007
December 6, 2006

5429 LBJ Freeway
Suite 1000
Dallas, TX 75240
214-560-9000
Fax: (214) 560-9349

For immediate release

For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES FIRST QUARTER
FISCAL YEAR 2007 RESULTS
First Quarter Highlights:
•	Sales increase 11.1% to $101 million, organic growth rate increases to 8.2%.

•	Diluted earnings per common share increase 26% to $0.34 per share.

•	Franchise agreements signed for 19 locations throughout Canada and the United States.
December 6, 2006 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.6 million or $0.34 fully diluted net income per share for the FY 2007 first quarter compared to $3.2 million or $0.27 per fully diluted share in the prior year.
Sales increased 11.1% to $101 million this quarter compared to the prior year. The exchange rate between the Canadian dollar and the U.S. dollar was 5.8% higher this quarter than the same quarter last year. Excluding the impact of the stronger Canadian dollar, sales increased 8.8%. The Company estimates that higher fuel surcharges account for approximately 0.6% of the increase in sales this quarter compared to the prior year resulting in an organic growth rate, the rate excluding the impact of foreign exchange and fuel surcharge, of approximately 8.2%.
Selling, general and administrative (“SG&A”) expenses increased 7.9% to $20.5 million compared to the same quarter last year. As a percentage of sales, SG&A expenses were 20.4% in current year quarter compared to 21.0% in the prior year. Approximately one fourth of the dollar increase is attributable to the stronger Canadian dollar. Also, the current year quarter includes approximately $300,000 for additional space required to service new business and approximately $225,000 in costs directly associated with new business startups in a number of locations.
Operating income increased 18.9% compared to the prior year quarter. Purchased transportation costs, the largest component of cost of sales represented 65.4% of sales in the current year quarter, the same percentage as the prior year. Other direct cost of sales increased from 7.7% last year to 7.8% in the current year quarter. The higher percentage this year is primarily attributable
- MORE -

Dynamex — First Quarter Fiscal Year 2007
December 6, 2006

to additional warehouse space and labor required to service new business added over the last two quarters.
Income tax expense was $2.1 million, 36.9% of income before taxes in the current year quarter compared to $1.7 million, 35.1% of income before taxes in the prior year. The current year quarter includes the impact of the new Texas margin tax.
First Quarter Highlights
“We are pleased with our top line growth during the first fiscal quarter as this marks the first time in our Company’s history we exceeded $100 million in sales on a quarterly basis,” said Dynamex Chairman and CEO, Rick McClelland. “From an 11% increase in the top line to a 15% increase in our net income versus a year ago, our business is performing very well at all levels and our position in the same-day transportation industry continues to strengthen. The initiatives we began during fiscal year 2006 to improve our organizational structure and sales processes are now clearly delivering the results we expected.
“Increased costs associated with new business startups during the quarter resulted in an essentially flat margin at 26.8% versus the year ago but these same startups also helped accelerate our top line growth,” added McClelland. “EBITDA increased 18.4% from the prior year quarter and increased 5.5% from the previous quarter. We continued to focus on managing costs during the quarter as selling, general and administrative expenses, as a percentage of sales, were 20.4% compared to 21.0% in the prior year.
“Our initiative to license our technology and certain business processes also continued to gain traction during the quarter as we now have franchise agreements to serve 19 locations throughout Canada and the United States,” continued McClelland. “Shippers as well as smaller transportation companies in both countries continue to show a great deal of interest in this program.
“Overall, we believe our first quarter performance was solid. We continued to repurchase our shares during the quarter and will continue to do so under our authorized buyback program. As we enter the second fiscal quarter of this year we are very encouraged by the trends in our business and we will continue to focus on profitably growing our business and generating solid returns for our shareholders,” concluded McClelland.
Long-Term Debt
Total long-term debt was $3.8 million at October 31, 2006 compared to $0.9 million at July 31, 2006. This increase results principally from the growth in accounts receivable, the repurchase of Dynamex common stock and the increase in other assets. We expect the increase in accounts receivable to be more in-line with the year-over-year growth in sales by the end of the 2nd quarter of this fiscal year.
Margins
The gross margin was 26.8% of sales in the current quarter, down slightly from 26.9% in the same quarter last year. The new business added this quarter negatively impacted margins due to normal operational and administrative challenges during the early stages of such large startups.
- MORE -

Dynamex — First Quarter Fiscal Year 2007
December 6, 2006

As we move out of the startup phase into a normal operating environment, management expects margins on the new business to strengthen.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $6.5 million, 18.4% higher than the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). EBITDA, as a percentage of sales, was 6.4%, compared to 6.0% in the prior year.
Cash Flow from Operations
Net cash used in operating activities was $0.2 million compared to $2.0 million in the prior year. This improvement is primarily attributable to higher net income in the current year and lessor financed leasehold improvements for the corporate headquarters. Net cash provided from operations, before working capital changes, was $6.2 million in the current year compared to $4.7 million in the prior year. Increased net income plus lessor financed leasehold improvements and the non-cash lease expense more than offset higher cash taxes and the reduced benefit from deferred income taxes compared to the prior year.
The increase in bank debt of $2.9 million was used principally to fund stock repurchases of $1.1 million, capital expenditures and investments and the increase in contingency costs (other assets).
Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $592,000 in this quarter from $494,000 in the first quarter last year due principally to the capital additions in the fourth quarter of FY 2006 and the amortization of lessor financed leasehold improvements for the new corporate headquarters. As a percent of sales, D&A was 0.6%, slightly higher than the prior year period.
Interest Expense
Interest expense for the three months ended October 31, 2006 was $111,000, $27,000 above the prior year period. Higher interest expense compared to the prior year is primarily attributable to a higher average outstanding debt and a higher average interest rate.
Outlook
The following outlook for FY 2007 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company continues to expect year-over-year sales growth of between 10% and 15% for FY 2007.
The Company continues to expect FY 2007 net income to range from $1.25 to $1.35 per fully diluted share.
- MORE -

Dynamex — First Quarter Fiscal Year 2007
December 6, 2006

Investor Call
The Company will host an investor conference call on Thursday, December 7, 2006 at 10:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call: Company name — “Dynamex”. A telephone replay of the conference call will be available through December 15, 2006 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 221326.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
* * *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
- MORE -

Dynamex — First Quarter Fiscal Year 2007
December 6, 2006

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	October 31,	July 31,
	2006	2006
	(Unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$5,354	$6,058
Accounts receivable (net of allowance for doubtful accounts of $773 and $676, respectively)	42,643	36,425
Income taxes receivable	566	1,577
Prepaid and other current assets	3,276	2,689
Deferred income taxes	2,446	2,322

Total current assets	54,285	49,071

Property and equipment — net	6,811	5,967
Goodwill	47,018	46,934
Intangibles — net	371	390
Deferred income taxes	5,247	5,580
Other assets	3,416	2,357

Total assets	$117,148	$110,299

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable trade	$10,740	$11,168
Accrued liabilities	18,978	19,014
Current portion of long-term debt	—	—

Total current liabilities	29,718	30,182

Long-term debt	3,804	905
Other long-term liabilities	1,421	—

Total liabilities	34,943	31,087

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 10,600 and 10,638 outstanding, respectively	106	106
Additional paid-in capital	57,743	58,514
Retained earnings	19,809	16,160
Unrealized foreign currency translation adjustment	4,547	4,432

Total stockholders’ equity	82,205	79,212

Total liabilities and stockholders’ equity	$117,148	$110,299

- MORE -

Dynamex — First Quarter Fiscal Year 2007
December 6, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)

	Three months ended
	October 31,
	2006	2005
	(Unaudited)
Sales	$100,615	$90,569

Cost of sales:
Purchased transportation	65,832	59,220
Other direct costs	7,856	6,957

	73,688	66,177

Gross profit	26,927	24,392

Selling, general and administrative
Expenses:
Salaries and employee benefits	14,081	13,405
Other	6,447	5,617

	20,528	19,022

Depreciation and amortization	592	494
Loss on disposal of property and equipment	8	—

Operating income	5,799	4,876

Interest expense	111	84
Other income, net	(92)	(107)

Income before taxes	5,780	4,899

Income taxes	2,131	1,718

Net income	$3,649	$3,181

Basic earnings per common share:	$0.34	$0.28
Diluted earnings per common share:	$0.34	$0.27

Weighted average shares:
Common shares outstanding	10,601	11,543
Adjusted common shares — assuming exercise of stock options	10,755	11,792
- MORE -

Dynamex — First Quarter Fiscal Year 2007
December 6, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
Continued

	Three months ended
	October 31,
	2006	2005
	(Unaudited)
Selected items as a percentage of sales:
Sales	100.0%	100.0%
Cost of sales:
Purchased transportation	65.4%	65.4%
Other direct costs	7.8%	7.7%

	73.2%	73.1%

Gross profit	26.8%	26.9%
Selling, general and administrative expenses:
Salaries and employee benefits	14.0%	14.8%
Other	6.4%	6.2%

	20.4%	21.0%

Depreciation and amortization	0.6%	0.5%
Loss on disposal of property and equipment	0.0%	0.0%

Operating income	5.8%	5.4%

EBITDA Margin	6.4%	6.0%
EBITDA	$6,483	$5,477

Reconciliation of Non-GAAP Financial Measures:
Net income	$3,649	$3,181
Adjustments:
Income tax expense	2,131	1,718
Interest expense	111	84
Depreciation and amortization	592	494

EBITDA	$6,483	$5,477

Sales by Service Type
On Demand	$36,525	36.3%	$34,586	38.2%
Scheduled/Distribution	31,657	31.5%	28,248	31.2%
Outsourcing	32,433	32.2%	27,735	30.6%

Total Sales	$100,615	100.0%	$90,569	100.0%

Sales by Country
United States	$63,962	63.6%	$59,354	65.5%
Canada	36,653	36.4%	31,215	34.5%

Total Sales	$100,615	100.0%	$90,569	100.0%

- MORE -

Dynamex — First Quarter Fiscal Year 2007
December 6, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Three months ended
	October 31,
	2006	2005
	(Unaudited)
OPERATING ACTIVITIES
Net income	$3,649	$3,181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	592	494
Amortization of bank financing fees	6	6
Provision for losses on accounts receivable	156	288
Stock option compensation	149	118
Deferred income taxes	209	614
Lessor financed leasehold improvements	1,162	—
Non-cash rent expense	229	—
Loss on disposal of property and equipment	8	—
Changes in current operating assets and liabilities:
Accounts receivable	(6,319)	(7,129)
Prepaids and other assets	424	486
Accounts payable and accrued liabilities	(432)	(18)

Net cash used in operating activities	(167)	(1,960)

INVESTING ACTIVITIES
Purchase of property and equipment	(1,579)	(117)
Purchase of deferred compensation investments	(166)	(54)

Net cash used in investing activities	(1,745)	(171)

FINANCING ACTIVITIES
Principal payments on long-term debt	(1)	(1)
Net borrowings under line of credit	2,900	9,300
Net proceeds from sale of common stock	135	42
Tax benefit realized on exercise of stock options	39	40
Purchase of treasury stock	(1,094)	(7,792)
Other assets	(905)	(150)

Net cash provided by financing activities	1,074	1,439

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	134	335

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(704)	(357)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	6,058	11,678

CASH AND CASH EQUIVALENTS, END OF YEAR	$5,354	$11,321

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$98	$110

Cash paid for taxes	$962	$1,221

- END -